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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 18, 2008 (except for the second paragraph of Note 2 as to which the date is February     , 2008), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-145547) and related Prospectus of CardioNet, Inc. for the registration of 000,000 shares of its common stock.

Philadelphia, Pennsylvania

        The foregoing consent is in the form that will be signed upon stockholder approval of the reverse stock split described in the second paragraph of Note 2 to the consolidated financial statements.

                      /S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 27, 2008

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Consent of Independent Registered Public Accounting Firm